Exhibit 10.1
AMENDMENT TO THE TAUBMAN COMPANY LLC
2008 OMNIBUS LONG-TERM INCENTIVE PLAN
(As Amended and Restated Effective as of May 21, 2010)

The Taubman Company LLC, a Delaware limited liability company (the “Company”) has adopted and maintains The Taubman Company LLC 2008 Omnibus Long-Term Incentive Plan, originally effective May 29, 2008, and as amended and restated effective as of May 21, 2010 (the “Plan”).
Pursuant to Section 5.3 of the Plan, the Plan may be amended from time to time by action of the Board of Directors of Taubman Centers, Inc. (the “Board”).
The Board has previously delegated to the Compensation Committee of the Board (the “Compensation Committee”) the Board’s right to amend the Plan.
The Compensation Committee, acting as the delegate of the Board, desires to amend the Plan to modify (narrow) the provisions relating to the award of TRG Units under the Plan. Accordingly, the Company, acting through the Compensation Committee, amends the Plan effective June 1, 2016, as follows:
1.Section 2.47 (TRG Unit) of the Plan is amended to read as follows:

“2.47 ‘TRG Unit’ means, effective for Awards made on and after March 1, 2016, a ‘Profits Unit’ as defined and to the extent authorized under The Third Amendment and Restatement of Agreement of Limited Partnership of The Taubman Realty Group Limited Partnership, dated December 12, 2012, as thereafter amended from time to time, and is intended to constitute a “profits interest” within the meaning of the Code. For Awards made prior to March 1, 2016, ‘TRG Unit’ means a unit of limited partnership in TRG.”
2.Section 10 (Terms and Conditions of Restricted Shares, Restricted Share Units, Restricted TRG Units and Restricted TRG Unit Units) is amended by the addition of a new Section 10.8 at the end thereof, reading as follows:

“10.8 TRG Unit Awards On and After March 1, 2016. Awards of TRG Units on and after March 1, 2016 may only be issued to a Participant for the performance of services to or for the benefit of the Company and/or TRG (i) in the Participant’s capacity as a partner of TRG, (ii) in anticipation of the Participant becoming a partner of TRG, or (iii) as otherwise determined by the Committee, provided that the TRG Units are intended to constitute “profits interests” within the meaning of the Code, including, to the extent applicable, Internal Revenue Service Revenue Procedure 93-27 and Internal Revenue Service Procedure 2001-43.”
The Compensation Committee, acting as the delegate of the Board, has caused this Amendment to The Taubman Company 2008 Omnibus Long-Term Incentive Plan to be executed by its duly authorized representative this 1st day of June, 2016.

The Taubman Company LLC, a Delaware limited liability company,

By: The Taubman Realty Group Limited Partnership, a Delaware limited partnership, managing member

By:	Taubman Centers, Inc., a Michigan corporation, managing partner

By: /s/ Chris B. Heaphy
Chris B, Heaphy, Assistant Secretary